Exhibit 99 (a)(1)(A)

OFFER LETTER
TO ALL HOLDERS OF WARRANTS
TO PURCHASE SHARES OF
CHINANET ONLINE HOLDINGS, INC.
DECEMBER 1, 2011

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON DECEMBER 30, 2011, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF WARRANTS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES,
BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION.

ChinaNet Online Holdings, Inc. (the “Company” or “ChinaNet”), is making an offer (the “Offer”), upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s outstanding Series A-1 warrants (the “Series A-1 Warrants”) and Series A-2 warrants (the “Series A-2 Warrants” and, together with the Series A-1 Warrants, the “Warrants”), to purchase an aggregate of 4,121,600 of the Company’s shares of common stock, par value $0.001 per share (the “Shares”). The Offer is for any and all issued and outstanding Warrants and is being made in accordance with the following exchange ratios: (A) with respect to any Series A-1 Warrant, one (1) Share in exchange for every twenty (20) Shares for which such Series A-1 Warrant is exercisable, and (B) with respect to any Series A-2 Warrant, one (1) Share in exchange for every 10 (ten) Shares for which such Series A-2 Warrant is exercisable; provided that each holder must exchange all its Series A-1 Warrants and/or all its Series A-2 Warrants pursuant to the terms and conditions hereof. The exchange ratios were selected by the Company to provide the holders of the Warrants with an incentive to exchange the Warrants. The Warrants were issued in a private placement consummated on August 21, 2009. The “Offer Period” is the period commencing on December 1, 2011 and ending at 5:00 p.m., Eastern Time, on December 30, 2011, or such later date to which the Company may extend the Offer (the “Expiration Date”).

The Shares are traded on the Nasdaq Global Market, or Nasdaq, under the symbol CNET. There is no current trading market for the Warrants. On November 30, 2011, the last reported sale price of the Shares was $1.14.

If you tender Warrants for Shares pursuant to the terms of the Offer, you will receive Shares that are “restricted securities” under the Securities Act, and therefore will bear a restrictive legend and may only be transferred pursuant to a registration statement under the Securities Act or an applicable exemption therefrom.

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. In connection with the exchange of the Warrants, a holder must tender all of its Series A-1 Warrants and/or all of its Series A-2 Warrants. We will not issue fractional Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on Nasdaq on the last trading day before the Expiration Date. Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant, if a registration statement with respect to the Shares underlying the Warrants is effective. A registration statement with respect to the Shares underlying the Warrants has been filed and declared effective with the Securities and Exchange Commission (File No. 333-162038).

You may tender all or none of your Series A-1 Warrants and/or all or none of your Series A-2 Warrants on these terms. If you elect to tender all of your Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you are entitled to exercise your Warrants on a cash basis in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on December 1, 2011 (the date the materials relating to the Offer are first sent to the holders) and end on the Expiration Date. All of the currently outstanding Warrants are subject to the Offer.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR DEPOSITARY AGENT MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER ALL OF HIS, HER OR ITS SERIES A-1 WARRANTS OR SERIES A-2 WARRANTS.

IMPORTANT PROCEDURES

If you want to tender all of your Series A-1 Warrants and/or Series A-2 Warrants, you must do one of the following before the Offer expires:

•	if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you; or
•	if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Empire Stock Transfer Inc., the depositary for the Offer (“Empire” or the “Depositary”); or

If you want to tender your Warrants, but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or
•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

THE COMPANY WILL NOT ISSUE FRACTIONAL SHARES IN THE OFFER AND WILL PAY A CASH ADJUSTMENT FOR ANY FRACTIONAL SHARE BASED UPON THE LAST SALE PRICE OF OUR SHARES ON THE NASDAQ GLOBAL MARKET ON THE LAST TRADING DAY BEFORE THE EXPIRATION DATE.

If you have any questions, need assistance, or require additional copies of this Offer Letter, the Letter of Transmittal or other documents related to the Offer, please contact Yasmine Wei at yasminewei@chinanet-online.com.

The address of the Depositary is:

Empire Stock Transfer Inc.
1859 Whitney Mesa Drive
Henderson, NV 89014

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “`us,” “our” and “the Company,” “China Net Companies” or “ChinaNet” refers collectively to ChinaNet Online Holdings, Inc. (the “Company”), China Net Online Media Group Limited, a company organized under the laws of British Virgin Islands (“ChinaNet BVI”), CNET Online Technology Limited, a Hong Kong company (“China Net HK”), which established and is the parent company of Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the People’s Republic of China (“Rise King WFOE”), Business Opportunity Online (Beijing) Network Technology Co., Ltd. a PRC company (“Business Opportunity Online”), Beijing CNET Online Advertising Co., Ltd., a PRC company (“Beijing CNET Online”), and Shanghai Borongdingsi Computer Technology Co., Ltd. a PRC company (“Shanghai Borongdingsi”). An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 17.

SUMMARY

The Company
ChinaNet Online Holdings, Inc., a Nevada corporation, with principal executive offices at No.3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC 100195. Its telephone number is 86-10-51600828.
The Warrants
As of December 1, 2011, the Company had outstanding Series A-1 Warrants exercisable for an aggregate of 2,060,800 Shares and Series A-2 Warrants exercisable for an aggregate of 2,060,800 Shares. The Warrants are exercisable for an aggregate of 4,121,600 Shares.
The exercise price per Share underlying each Series A-1 Warrant is $3.00. By their terms, the Series A-1 Warrants will expire on August 20, 2012.
The exercise price per Share underlying each Series A-2 Warrant is $3.75. By their terms, the Series A-2 Warrants will expire on August 20, 2014.
Market Price of the Shares
The Shares are traded on Nasdaq under the symbol CNET. There is no current trading market for the Warrants. On November 30, 2011, the last reported sale price of the Shares was $1.14.
The Offer
Until the Expiration Date, holders can Exchange (A) with respect to any Series A-1 Warrant, one (1) Share for every twenty (20) Shares for which such Series A-1 Warrant is exercisable, and (B) with respect to any Series A-2 Warrant, one (1) Share for every 10 (ten) Shares for which such Series A-2 Warrant is exercisable; provided that each holder must exchange all its Series A-1 Warrants and/or all its Series A-2 Warrants pursuant to the terms and conditions hereof.
If a holder tenders Warrants for Shares pursuant to the terms of the Offer, the holder will receive Shares that are “restricted securities” under the Securities Act, and therefore will bear a restrictive legend and may only be transferred pursuant to a registration statement under the Securities Act or an applicable exemption therefrom. We will not issue fractional Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on Nasdaq on the last trading day before the Expiration Date. See Section 1, “General Terms.”
Reasons for the Offer
The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. See Section 5.C., “Background and Purpose of the Offer — Purpose of the Offer.”
Expiration Date of Offer
5:00 p.m., Eastern Time, on December 30, 2011, or such date on which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein. See Section 10, “Extensions; Amendments; Conditions; Termination,” and Section 2, “Procedure for Tendering Warrants.”
Withdrawal Rights
If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein. See Section 3, “Withdrawal Rights.”
Conditions of the Offer
The conditions of the Offer are:

(A)

no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(B) there shall not have occurred:
• any general suspension of or limitation on trading in securities on the Nasdaq market, whether or not mandatory,
• a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
• a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
• in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and
(C) there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.
We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See Section 10, “Extensions; Amendments; Conditions; Termination.”

Board of Directors’ Recommendation
Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees, or the Depositary makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender all of your Series A-1 Warrants or Series A-2 Warrants. See Section 1C., “General Terms — Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”
Fractional Shares
We will not issue fractional Shares in the Offer. Instead, we will only issue whole Shares and will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on Nasdaq on the last trading day before the Expiration Date.
How to Tender Warrants
To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact Yasmine Wei at yasminewei@chinanet-online.com for assistance. See Section 2, “Procedure for Tendering Warrants.”
Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, in writing, to Yasmine Wei, No.3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC 100195. You may also email your questions and requests to yasminewei@chinanet-online.com. See Section 13, “Additional Information; Miscellaneous.”

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 13.

1.  GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Warrants to tender Warrants in accordance with the following exchange ratios: (A) with respect to any Series A-1 Warrant, one (1) Share in exchange for every twenty (20) Shares for which such Series A-1 Warrant is exercisable, and (B) with respect to any Series A-2 Warrant, one (1) Share in exchange for every 10 (ten) Shares for which such Series A-2 Warrant is exercisable; provided that each holder must exchange all its Series A-1 Warrants and/or all its Series A-2 Warrants pursuant to the terms and conditions hereof. The Company will not issue fractional Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on Nasdaq on the last trading day before the Expiration Date. Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant, if a registration statement with respect to the Shares underlying the Warrants is effective. A registration statement with respect to the Shares underlying the Warrants has been filed and declared effective with the Securities and Exchange Commission (File No. 333-162038).

You may tender all or none of your Series A-1 Warrants or Series A-2 Warrants on these terms. If you elect to tender all of your Series A-1 Warrants or Series A-2 Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

If you tender your Warrants for Shares pursuant to the terms of the Offer, you will receive Shares that are “restricted securities” under the Securities Act, and therefore will bear a restrictive legend and may only be transferred pursuant to a registration statement under the Securities Act or an applicable exemption therefrom.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

  A. Period of Offer

The Offer will only be open for a period beginning on December 1, 2011 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

  B. Partial Tender Not Permitted for Series A-1 Warrants or Series A-2 Warrants

A holder must tender all such holder’s Series A-1 Warrants and/or all such holder’s Series A-2 Warrants. The Company will not issue fractional Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on Nasdaq on the last trading day before the Expiration Date.

HOLDERS MAY ALSO BE ENTITLED TO EXERCISE THEIR WARRANTS ON A CASH BASIS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT IF A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES UNDERLYING THE WARRANTS IS EFFECTIVE.

  C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER ALL OF HIS, HER OR ITS WARRANTS.

  D. Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.  PROCEDURE FOR TENDERING WARRANTS

  A. Proper Tender of Warrants

To tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Series A-1 Warrants or Series A-2 Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND THE WARRANTS, MUST BE MADE TO THE DEPOSITARY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, or (ii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all the following conditions are met:

(A)	the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and
(B)	the Depositary receives, within three Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:
(1)	the certificates for all tendered Warrants, and
(2)	a properly completed and duly executed Letter of Transmittal (or copy thereof) and any other documents required by the Letter of Transmittal.

In any event, the issuance of Shares for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

  B. Conditions of the Offer

The conditions of the Offer are:

(A)	there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer;
(B)	there shall not have occurred:
•	any general suspension of or limitation on trading in securities on the Nasdaq market, whether or not mandatory,
•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
•	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and
(C)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms and will otherwise remain subject to their original terms. The Series A-1 Warrants expire on August 20, 2012 and the Series A-2 Warrants expire on August 20, 2014.

  C. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The tender of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

  D. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn, if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the warrant numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder who tendered his, her or its Warrants should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

4.  ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Warrants validly tendered as of the Expiration Date. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of certificates for Warrants, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof and the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Warrants for Shares pursuant to the terms of the Offer, you will receive Shares that are “restricted securities” under the Securities Act, and therefore will bear a restrictive legend and may only be transferred pursuant to a registration statement under the Securities Act or an applicable exemption therefrom.

5.  BACKGROUND AND PURPOSE OF THE OFFER

  A. Information Concerning ChinaNet Online Holdings, Inc.

We are a holding company that conducts our primary businesses through our subsidiaries and operating companies, Business Opportunity Online, Beijing CNET Online, Shanghai Borongdongsi and Rise King (Shanghai) Advertisement Media Co., Ltd. We are one of China’s leading business-to-business (“B2B”) fully integrated internet service providers for expanding small and medium enterprises’ (“SMEs”) sales networks in China. Our services were founded on proprietary internet and advertising technologies that include (i) preparing and publishing rich media enabled advertising and marketing campaigns for clients on the Internet, mobile phone, television and other valued added communication channels, (ii) hosting mini-sites with online messaging and consulting functionalities, (iii) generating effective sales leads and (iv) providing online management tools to help SMEs manage the expansion of their sales networks. Our goal is to strengthen our position as the leading diversified one-stop internet service provider to SMEs for their sales network expansion in China. Our multi-channel advertising and promotion platform consists of the website www.28.com (“28.com”), our Internet advertising portal, ChinaNet TV, our TV production and advertising unit, and our bank kiosk advertising unit, which is primarily used as an advertising platform for clients in the financial services industry and will be further utilized as an additional value-added communication channel for SME clients.

We provide advertising, marketing and lead generation services to over 1,200 clients in a variety of consumer focused business categories including 883 active clients as of year ended December 31, 2010. Our advertising and marketing campaign services combine the Internet, mobile and television advertising, thereby maximizing advertising exposure for our clients; 28.com is a part of this advertising and promotion platform. Through the high traffic internet portal 28.com, operated through Business Opportunity Online, companies and entrepreneurs advertise their business information, brands, products and services, as well as other related business opportunities through their mini-sites hosted by 28.com. The platform also offers campaign management tools for our clients including lead generation and capture, advanced tracking, search engine marketing, search engine optimization, resource scheduling, and content management. Primarily through 28.com, our customers can build sales channels and develop relationships directly with franchisees, sales agents, distributors and/or resellers. It also functions as a one-stop destination for general public seeking new business opportunities or other business ventures. The ChinaNet TV division, which operates through Beijing CNET Online, has in-house television productions and distribution capabilities. We create and distribute television shows that are typically 10 or 20 minutes in length and broadcast on local television stations. Airtime is purchased in 40 minute blocks which are further segmented into two to four sub-blocks. The television shows are comprised of advertisements, similar to infomercials, and also include promotions for several clients during the allotted time. During 2010, we reduced the business scope of the TV division and integrated the TV division into our advertising and marketing platform as a part of the value-added services offered to our clients based on demand. The bank kiosk division, which operates through Shanghai Borongdongsi, provides interactive LCD ad displays and targets banking customers. In cooperation with the China Construction Bank, in 2009 we placed 200 interactive kiosks in its branches throughout Henan Province. During 2010, we placed an additional 175 kiosks in the branches of China Construction Bank in Henan province. In May 2010, we signed an exclusive agreement with Shanghai Rural Commercial Bank (“SRCB”) to deploy our online banking and display advertising kiosks in all 300 existing, and all future, SRCB branches. As of December 31, 2010, we installed 150 bank kiosks in SRCB branches. Each kiosk has an LCD advertising display panel, which provides advertising aimed at bank customers. The kiosk also provides Internet access on a separate screen so that customers can perform basic non-cash banking functions such as transferring money, purchasing annuities and/or insurance, and paying bills.

We derive our revenue principally by:

•	charging our clients fixed monthly fees for the services provided by the advertising and marketing platform described above;
•	charging productions fees for television and video spots;
•	selling advertising time slots on our television shows and on our installed bank kiosks;
•	collecting fees associated with lead generation; and
•	charging brand management consulting fees to a certain group of clients.

Our principal executive offices are located at No.3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, China 100195, and our telephone number is +86-10-51600828. Our website address is: http://www.chinanet-online.com. However, information contained on our website is not incorporated by reference into and does not constitute part of this offer letter.

   B. Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors met on November 28, 2011 to approve the general terms of the Offer and set the final terms of the Offer, including the exchange ratios. The Board set the exchange ratios in order to provide the holders of the Warrants with an incentive to exchange the Warrants.

   C. Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. The Company’s Board of Directors believes that by allowing holders of Warrants to exchange their Warrants as provided in the Offer, the Company can potentially reduce the substantial number of Shares that would be issuable upon exercise of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. In addition, the Company’s Board of Directors believes that by reducing the number of Warrants outstanding, the Company can reduce some of the dilution that stockholders will experience upon exercise of the Warrants. The Offer is not made pursuant to a plan to periodically increase a securityholder’s proportionate interest in the assets or earnings and profits of the Company.

The Warrants acquired pursuant to the Offer will be retired.

   D. Interests of Directors and Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o ChinaNet Online Holdings, Inc., No.3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC, 100195, and the telephone number for each such person is 86-10-5160-0828.

Name	Position
Handong Cheng	Chairman of the Board, Chief Executive Officer and President
Zhige Zhang	Chief Financial Officer, Treasurer and Director
George Kai Chu	Chief Operating Officer and Secretary
Hongli Xu	Chief Technology Officer
Wen Hu	Vice President, Head of Television Operations
Li Wu	Vice President, Head of 28.com
Zhiqing Chen	Director
Watanabe Mototake	Director
Douglas MacLellan	Director

The Company does not beneficially own any Warrants. Except as set forth below in Section 8 hereunder, there are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company’s corporate structure or business; (f) changes in the Company’s Articles of Incorporation or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (h) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act. The exchange of Warrants pursuant to the Offer will result in the acquisition by each tendering holder of Shares for Warrants at the exchange ratios set forth in the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER ALL OF HIS, HER OR ITS SERIES A-1 WARRANTS OR SERIES A-2 WARRANTS.

6.  PRICE RANGE OF SHARES

The Shares have been listed on the Nasdaq Global Stock Exchange under the symbol “CNET” since September 14, 2010. Prior to that time, from March 4, 2010 through September 13, 2010, the Shares were listed on the NYSE AMEX under the trading symbol “CNET.” Prior to that, the Shares were quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “EMZG,” until August 14, 2009, when our ticker symbol was change to “CHNT.” The last reported price for the Shares on the Nasdaq Global Market on November 30, 2011 was $1.14 per share.

The following table shows the high and low bid quotations for the Shares reported by the OTCBB during 2009, and the high and low closing sale prices for the Shares for 2010 and 2011. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Year	Period	High	Low
2009	First Quarter	$1.00	$1.00
	Second Quarter	$2.00	$0.75
	Third Quarter	$4.40	$1.25
	Fourth Quarter	$5.30	$3.00
2010	First Quarter	$6.00	$2.88
	Second Quarter	$4.49	$3.10
	Third Quarter	$4.81	$3.35
	Fourth Quarter	$4.53	$3.50
2011	First Quarter	$4.65	$3.25
	Second Quarter	$3.80	$1.34
	Third Quarter	$2.60	$1.15
	Fourth Quarter (through November 30, 2011)	$1.32	$1.04

The Company recommends that holders obtain current market quotations for the Shares, among other factors, before deciding whether or not to tender their Warrants.

7.  SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants. We will use our existing funds to pay expenses associated with the Offer, including cash paid in lieu of fractional shares for Warrants tendered in the Offer, which are estimated to be approximately $0.

8.  TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below and as set forth in the Company’s Articles of Incorporation, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Shares or Warrants.

August 2009 Financing Agreements

On August 21, 2009, we entered into a securities purchase agreement with several investors, including institutional, accredited and non-US persons and entities (the “Investors”), pursuant to which we sold 4,121,600 units, comprised of 10% Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), and Series A-1 and Series A-2 Warrants, at an exercise price of $3.00 and $3.75, respectively, for a purchase price of $2.50 per unit and gross proceeds of approximately $10.3 million (the “Financing”). The issuance of the units was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D or Regulation S promulgated thereunder. Net proceeds from the Financing were approximately $9.5 million.

In connection with the Financing, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors in which we agreed to (i) file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the Common Stock underlying the Series A Preferred Stock, the Series A-1 Warrants and the Series A-2 Warrants, thirty (30) days after the closing of the Financing, (ii) use our best efforts to have the Registration Statement declared effective within a given time period, and (iii) keep the Registration Statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule144. Subject to certain exceptions, we are required pay liquidated damages if the Registration Statement is not filed or declared effective within given time periods, or ceases to be effective during the time period effectiveness is contractually required under the Registration Rights Agreement. The Registration Statement was filed and declared effective with the SEC (File No. 333-162038).

Other Agreements

The Company has retained Empire to act as the Depositary. The Company may contact warrant holders by mail, telephone, facsimile, or other electronic means. Empire will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses. In addition, Empire will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.  FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference its financial statements that were filed with its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011.

10.  EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer Letter or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions of the Offer are:

(A)	no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;
(B)	there shall not have occurred:
•	any general suspension of or limitation on trading in securities on Nasdaq, whether or not mandatory,
•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
•	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and
(C)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms and will otherwise remain subject to their original terms. The Series A-1 Warrants expire on August 20, 2012 and the Series A-2 Warrants expire on August 20, 2014.

11.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders of Warrants that own and hold Warrants as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and that exchange Warrants for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons for U.S. federal income tax purposes. This summary does not address any state, local or foreign income or other tax consequences of the exchange of Warrants for Shares pursuant to the Offer. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein.

The exchange of Warrants for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Warrants for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Any cash received in lieu of a fractional share pursuant to the Offer should result in gain or loss to a holder equal to the difference between the cash received and the holder’s tax basis in the fractional share.

Certain of our “significant” stockholders and securityholders exchanging Warrants for Shares pursuant to the Offer may be required to furnish certain information to the IRS, including the fair market value of the holder’s Warrants exchanged for Shares pursuant to the Offer and certain tax basis information. Holders should consult their tax advisors as to the applicability of these reporting requirements to their particular circumstances.

12.  RISK FACTORS; FORWARD-LOOKING STATEMENTS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this report are based on information available to the Company as of the date hereof.

An investment in our Shares involves a high degree of risk. Please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 31, 2011 for a discussion of these risks. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares could decline.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future following the completion of the Offer. If you choose to tender all of your Warrants in the Offer, certain future events may cause an increase in our stock price and may result in a lower value realized now than you might realize in the future had you not agreed to exercise your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Shares) in the future at a higher price than would have been obtained by participating in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

13.  ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the

Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the Securities and Exchange Commission in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

ChinaNet Online Holdings, Inc.
Beijing, China 100195

THE DEPOSITARY FOR THE OFFER IS:
EMPIRE STOCK TRANSFER, INC.
BY MAIL, HAND OR OVERNIGHT DELIVERY:

EMPIRE STOCK TRANSFER INC.
1859 Whitney Mesa Drive
Henderson, NV 89014
Attn: Patrick Mokros

BY FAX:

EMPIRE STOCK TRANSFER INC.
FACSIMILE: 702-974-1444
CONFIRM BY TELEPHONE: 702-818-5898

IF YOU HAVE ANY QUESTIONS, NEED ASSISTANCE OR REQUIRE ADDITIONAL
COPIES OF THIS OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER
DOCUMENTS RELATED TO THE OFFER, YOU MAY ALSO CONTACT
YASMINE WEI AT YASMINEWEI@CHINANET-ONLINE.COM.